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                                                                     EXHIBIT 3.1

                              TERMINATION AGREEMENT

     This Termination Agreement ("Agreement"), made this 21 day of July, 2000 (the "Effective Date"), is between Thomas O'Rourke ("Employee") and DME Interactive Holdings Inc. ("DME" or "Company"), a Delaware corporation.

                                   WITNESSETH:

     WHEREAS, the Company and Employee previously entered into (i) an Employment Agreement dated April 18, 2000 and (ii) a Stock Option Agreement dated May 11, 2000 ("Option") and the Company and Employee now desire to terminate certain of their respective rights and obligations under such agreements in accordance with the terms and provisions of this Termination Agreement.

     WHEREAS, the Company and Employee have agreed upon the terms of Employee's separation from employment as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, it is hereby agreed by and between the Company and Employee as follows:

     1. AMICABLE AGREEMENT. Employee and the Company agree that the relationship between Employee and the Company, the terms and conditions of the separation which are specified in this agreement are fair and equitable, that the Company has appreciated and appreciates the skill, ability, dedication and integrity of Employee, that Employee has appreciated and appreciates the skill, ability, dedication and integrity of the Company as a whole and of his subordinates, superiors and peers within the Company, and that the decision to change Employee's employment relationship is without rancor on either side. Employee shall not make any derogatory comment concerning the Company or Company Affiliates or any of their current or former officers, directors or employees, which results, or is reasonably expected to result, in any material adverse effect on the business or reputation of any such entity or person. The Company and Company Affiliates shall not make any derogatory comment concerning Employee which results, or is reasonably expected to result, in any material adverse effect on the business or reputation of Employee.

     2. RESIGNATION. Employee resigns and the Company accepts the Employee's resignation as an employee of the Company and all Company Affiliates, effective the close of business June 12, 2000 (the "Resignation Date").

     3. COMPANY PAYMENTS AND OTHER OBLIGATIONS.

          (a) Except as provided herein, the Company shall have no obligation to make any further payment to Employee (including without limitation past or accrued salary, vacation pay,


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severance pay, executive incentive plan bonuses or any other bonuses, performance incentive award plan payments, stock option awards, pension contributions or payments) and shall have no obligation to provide Employee with any fringe benefits (including without limitation life insurance, dental insurance, health and medical insurance, and disability protection), an office or other amenities.

          (b) The Option became fully vested upon the termination of Employee's Employment. Employee agrees to exchange the Option for, and to surrender the Option to, the Company in consideration of the issuance to Employee of five hundred thousand (500,000) shares of Company common stock.

     4. RELEASES.

          (a) Employee and Company agree that both parties are hereby released and discharged of their respective obligations, now existing or hereafter arising, under the Employee and Stock Option agreements referenced in the first paragraph of this Agreement and that such agreements are hereby terminated with no further force or effect.

          (b) Employee agrees that he hereby waives any right to employment, reinstatement or reemployment with the Company or any Company Affiliate and specifically agrees that he will not apply for same.

          (c) In consideration of the payments and other undertakings of the Company and the undertakings of Employee, described in this Agreement, and other good and sufficient consideration provided by the parties, the receipt of which is hereby acknowledged, Employee hereby, for himself, his heirs, legal representatives, successors and assigns, releases and discharges the Company and the Company Affiliates and its and their respective officers, directors, employees, successors and assigns, and the Company and Company Affiliates hereby, for themselves, their respective successors and assigns, release and discharge Employee, his heirs, legal representatives, successors and assigns, from all actions, causes of action, suits, debts, accounts, sums of money, damages, judgments, claims and demands whatsoever, in law or in equity, known or unknown, which either hereafter can, shall or may have against the other for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including without limitation all claims arising out of or by reason of the termination of Employee's employment, EXCEPT ONLY those arising out of the performance by the Company and Company Affiliates (to the extent that such rights survive the termination of Employee's employment).

     5. CONFIDENTIAL INFORMATION; COMPANY PROPERTY; NONSOLICITATION. By and in consideration of the compensation and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, Employee agrees that:

          (a) Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any Company Affiliates, and their respective businesses, (i) obtained by Employee during his employment by the Company or any Company Affiliates and (ii) not otherwise public knowledge (other than by reason


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of an unauthorized act by Employee). After termination of Employee's employment with the Company, Employee shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          (b) Except as expressly provided herein, promptly following the Employee's termination of employment, Employee shall return to the Company all property of the Company and all copies thereof in Employee's possession or under his control, except that Employee may retain his personal notes, diaries, Rolodexes, calendars and correspondence.

     6. ARBITRATION.

          (a) EXCLUSIVE REMEDY. If Employee and the Company cannot resolve a dispute, arising under any legal theory or based on federal, state, or local statute, or common law (including any claims of discrimination), that in any way arises out of, relates to, or is connected with this Agreement (a "Dispute") then it shall be settled by final and binding arbitration, except that this Paragraph does not apply to any legal action by the Company or Employee for injunctive or other equitable relief (including, but not limited to, any claim for unfair competition or unauthorized use or disclosure of trade secrets or other confidential information). Arbitration shall be the exclusive remedy for any Dispute either party may bring against the other, or against any employee, officer, director or agent of the other.

          (b) PROCEDURE. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association and shall be conducted in New York, New York Any Dispute submitted to arbitration shall be decided by a single, neutral arbitrator (the "Arbitrator"). The parties to the arbitration shall mutually select the Arbitrator not later than forty-five (45) days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the forty-five (45) day period, then either party may apply to any court of competent jurisdiction to appoint an Arbitrator, chosen in accordance with the rules of the American Arbitration Association.

     7. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or altered orally.

     8. GOVERNING LAW. This Agreement shall, in all respects, be governed by the laws of the State of New York.

     9. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any circumstance shall not affect the validity or enforceability of such provision in any other circumstance or the validity or enforceability of any other provision of this Agreement, and except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent that such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such


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jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail, to his then residence in the case of Employee or to its principal office in the case of the Company, and shall be deemed given when deposited in the United States mails, postage prepaid.

     11. SUCCESSORS.

          (a) This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

     In witness whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

THOMAS O'ROURKE                         DME INTERACTIVE HOLDINGS, INC.


/s/THOMAS O'ROURKE                      By: /s/DARIEN DASH
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